UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2015

ZAZA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35432	45-2986089
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 2800 Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 595-1900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously reported, on February 21, 2012, ZaZa Energy Corporation (the “Company,” “we,” or “our”) issued and sold Senior Secured Notes due 2017 (the “Senior Secured Notes”) in the aggregate principal amount of $100,000,000 and warrants to purchase shares of the Company’s common stock pursuant to a securities purchase agreement (as amended, the “Securities Purchase Agreement”) with MSDC ZEC Investments, LLC (“MSDC”), Senator Sidecar Master Fund LP (“Senator”), O-CAP Offshore Master Fund, L.P. (“O-CAP Master Fund”), O-CAP Partners, L.P. (“O-CAP Partners”), Capital Ventures International (“Capital Ventures”), Talara Master Fund, LTD. (“Talara”), Blackwell Partners, LLC (“Blackwell”), Permal Talara LTD. (“Permal Talara”) and Winwill Investments LLC ( “Winmill,” and collectively with MSDC, Senator, O-CAP Master Fund, O-CAP Partners and Capital Ventures,  the “Purchasers”).  The Purchasers currently hold $13.9 million in aggregate principal amount of our Senior Secured Notes and warrants to purchase 3,268,980 shares of our common stock.

The Securities Purchase Agreement contains a provision that gives each Purchaser the right, beginning on March 23, 2015, to require the Company to repurchase up to 100% of such holder’s Senior Secured Notes at par plus accrued and unpaid interest to, but not including, the date of repurchase (the “Senior Secured Notes Put Option”).  Upon any Purchaser exercising its rights in accordance with the terms of the Senior Secured Put Option, the Company would have 30 days to complete the repurchase of the Senior Secured Notes of that Purchaser unless the Company elects an earlier date to complete the repurchase.

As previously disclosed, we had entered into discussions with the Purchasers for an Amendment No. 8 to the Securities Purchase Agreement that would delay the earliest date that any Purchaser could exercise the Senior Secured Notes Put Option by 30 days (from March 23, 2015 to April 22, 2015).  As of March 31, 2015, the Purchasers holding approximately 93% of the principal amount of the Senior Secured Notes at the time outstanding had agreed to the additional 30-day delay contained in Amendment No. 8.  However, for Amendment No. 8 to become effective, it must be approved by all holders of the Senior Secured Notes.  Although the Company has continued to work to get approval of Amendment No. 8 from all Purchasers, it has not become effective. The Company and the Purchasers holding approximately 93% of the principal amount of the Senior Secured Notes supporting Amendment No. 8 continue to negotiate with the minority group holding approximately 7% of the principal amount of the Senior Secured Notes that has not signed Amendment No. 8 (Talara, Winmill, Blackwell, O-CAP Partners, and O-CAP Master Fund) regarding terms and conditions for an extension.  While this minority joins the majority of the Purchasers in support of an extension, the minority group has proposed extension terms that include warrant strike re-pricing and a coupon increase.

On April 6, 2015, the Company received a notice from each of MSDC and Winmill that it is electing to exercise its rights under the Senior Secured Notes Put Option, and each of Senator, Talara and Blackwell subsequently exercised their prepayment notices on April 8, 2015. In the absence of an extension, the Company has until May 6, 2015 to repurchase approximately $12.76 million of Senior Secured Notes, including accrued and unpaid interest to the date of repurchase, from the electing Purchasers.  Additionally, pursuant to the terms of the Securities Purchase Agreement, the other Purchasers have the right, within 10 Business Days of April 6, 2015, to exercise their rights under the Senior Secured Notes Put Option and to also be paid on May 6, 2015.

Although the Company as of April 10, 2015 is continuing its discussions with the Purchasers regarding terms of a further extension beyond May 6, 2015 and also pursuing options to refinance some or all of the Senior Secured Notes, there can be no assurance that the Company will be successful in reaching such an agreement prior to May 6, 2015.

Item 8.01 Other Events.

The Company’s 2015 annual meeting of stockholders is scheduled to be held on June 16, 2015.  Company stockholders of record at the close of business on May 5, 2015, will be entitled to notice of the annual meeting and to vote upon matters considered at the meeting.  The Company will make available to all stockholders of record important information about the meeting and the matters to be considered. Stockholders are urged to review that information when it becomes available.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2015

ZaZa Energy Corporation

By:	/s/ Todd A. Brooks
Todd A. Brooks
President and Chief Executive Officer

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